Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Christine A. Poon Elected to Regeneron Board of Directors

Tarrytown, NY (November 15, 2010) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced that it has elected Christine A. Poon to fill a new seat on its expanded Board of Directors. Ms. Poon currently serves as dean of Ohio State University’s Fisher College of Business. She was formerly Vice Chairman of the Board of Directors of Johnson & Johnson and Worldwide Chairman of the Johnson & Johnson Pharmaceuticals Group.

“Chris brings an incredibly important commercial perspective and deep strategic and operational knowledge of the pharmaceutical industry to our Board,” said P. Roy Vagelos, M.D., Chairman of Regeneron’s Board of Directors. “With our pipeline of therapeutic candidates, including several in late-stage clinical trials, we are certain to benefit from Chris’ significant experience within the pharmaceutical industry.”

“Throughout my career I have enjoyed the thrill of translating basic research ideas into products and services that could make a real difference to global health and wellness,” said Chris Poon. “I am excited to be joining the Regeneron Board to help them achieve their mission of discovering, developing, and commercializing medicines for serious medical conditions.”

“Now is an exciting time in Regeneron’s history as we await the results of several large Phase 3 programs,” said Leonard S. Schleifer, M.D., Ph.D. “Chris’ vision and leadership helped shape one of the pre-eminent pharmaceutical companies, Johnson & Johnson, and we look forward to her bringing her expertise to our Board.”

Ms. Poon became dean of the Fisher College of Business in April 2009. Prior to joining Ohio State, Ms. Poon had a distinguished career in the pharmaceutical industry. In her 10 years at Johnson & Johnson, Ms. Poon’s responsibilities included managing the pharmaceutical, consumer pharmaceutical, and nutritional businesses, in addition to overseeing the pharmaceutical research pipeline. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb, where she held senior leadership positions including president of international medicines and president of medical devices.

Ms. Poon also is on the Board of Directors of Prudential Financial, Inc. and the Supervisory Board of Royal Philips Electronics of Netherlands. She was named Business Leader of the Future by CNBC/Wall Street Journal in 2005 and consistently has been listed among Forbes' 100 Most Powerful Women in Business.

About Regeneron
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in Phase 3 clinical trials for the potential treatment of gout, diseases of the eye (wet age-related macular degeneration and central retinal vein occlusion), and certain cancers. Additional therapeutic candidates developed from proprietary Regeneron technologies for creating fully human monoclonal antibodies are in earlier stage development programs in rheumatoid arthritis and other inflammatory conditions, pain, cholesterol reduction, allergic and immune conditions and cancer. Additional information about Regeneron and recent news releases are available on Regeneron's web site at www.regeneron.com.

Forward Looking Statement
This news release includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties. These include, among others, risks and timing associated with preclinical and clinical development of Regeneron's drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron's product and drug candidates, uncertainty of market acceptance of Regeneron's product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any license or collaboration agreement, including Regeneron's agreements with Astellas, the sanofi-aventis Group and Bayer HealthCare, to be canceled or terminated without any product success, and risks associated with third party intellectual property. A more complete description of these and other material risks can be found in Regeneron's filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact Information:

Michael Aberman, M.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.345.7799	914.345.7800
michael.aberman@regeneron.com	peter.dworkin@regeneron.com